EXHIBIT 99

For Immediate Release

Tuesday, June 1, 2004
Contact: Martha Hill
Director of Investor Relations
703-679-4900

PEC Solutions Announces Acquisition of Integrated Information Technology Corporation

Acquisition Complements PEC’s Technology Service Offerings; Expands Company’s Reach into DoD with strong Satellite Communications Engineering Capability

Fairfax, Va. (June 1,2004) - PEC Solutions, Inc. (NASDAQ NM: PECS) announced today that the company has acquired Integrated Information Technology Corporation (IITC), a long-term provider of satellite communications engineering and information technology solutions to the federal government.

PEC reported that the purchase price for IITC was $33 million in cash, $2 million in employee retention bonuses, and is subject to certain adjustments as specified in the purchase agreement.  Buyer and Seller have agreed to make an election under Section 338(h)(10) to treat the transaction as an asset purchase, which will give rise to future cash tax benefits to PEC over 15 years, with an estimated present value of over $8 million.

The transaction has been approved by the stockholders of IITC and the Board of Directors of PEC and closed on May 28, 2004.  The transaction will be immediately accretive to PEC’s earnings.  PEC intends to operate IITC as a wholly owned subsidiary.  The Windsor Group acted as a financial advisor to IITC on the transaction.

Founded in 1991, IITC specializes in satellite communications engineering, network and communications engineering, and related technical support.  IITC is headquartered in Denver and employs over 270 staff with operating locations in Colorado, Arizona, California, Ohio, Illinois, and New Hampshire.  IITC’s clients include the U. S. Air Force Space Command, Air Force Communications Agency, Defense Information Systems Agency, and components of the U. S. Army.

IITC’s revenue for the trailing twelve months as of May 31, 2004, was approximately $36 million, with adjusted earnings before interest, taxes, depreciation and amortization of approximately $4.2 million.  At closing, IITC had stockholder’s equity of approximately $4 million with no outstanding debt.

“IITC’s depth of experience in defense and satellite communications represents an important set of new vertical markets for PEC.  With over 30 years combined experience providing innovative technology solutions to government clients, we have remarkably similar business cultures.  The acquisition of IITC will extend PEC’s reach into these important new markets of the federal government, allowing us to significantly broaden our client base,” said PEC Chief Executive Officer Dr. David Karlgaard.

“This is an important and timely strategic move for both companies.  Combining IITC’s defense and satellite communications dominated business base with PEC’s existing government clients and skill sets will facilitate growth and the further establishment of PEC as a leader in the government contracting sector.” said Francisco Garcia, IITC’s Chairman and CEO.

Additional information relating to this transaction will be discussed during the PEC earnings call in July.

PEC intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (SEC) in connection with the transaction.  This document will contain important information about the transaction.  Investors and security holders are urged to read this document carefully when they are available.  Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at www.sec.gov.  The foregoing summary of the transaction is qualified in its entirety by reference to the definitive agreement, the copy of which will be filed as an exhibit to the Form 8-K.

About PEC Solutions

PEC, founded in 1985, is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance.  The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in homeland security, criminal justice and intelligence, defense, and civilian agencies within the federal government and at state and local levels.  PEC is based in Fairfax County, Virginia, with offices around the United States.  Visit the company on the Web at www.pec.com.

For more information, contact Martha Hill, PEC Director of Investor Relations, at 703-679-4900.

This press release contains various remarks about future expectations, plans and prospects of PEC Solutions, Inc. (“PEC”) that constitute forward-looking statements for purposes of the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The actual results of PEC may differ materially from those indicated in these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the acquired business will not be integrated successfully into PEC; (ii) the risk that the specific benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition.  Other non-acquisition risks and uncertainties include:  PEC’s ability to continue to implement its government technology solutions; PEC’s dependence on the federal government and state and local governments and other federal government contractors as its major customers; timely passage of components of the federal budget; timely obligations of funding by the federal and state governments; PEC’s dependence on procuring, pricing and performing short-term government contracts; PEC’s dependence on hiring and retaining qualified professionals; potential fluctuations in PEC’s quarterly operating results, including seasonal impacts; and PEC’s dependence on certain key employees.  For further information about forward-looking statements and other specific risks and uncertainties, please refer to PEC’s recent SEC filings, including the company’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, which are available on the company’s website (www.pec.com).

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